Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-148529

PROSPECTUS

IRET

DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN
4,159,531 Common Shares of Beneficial Interest

Investors Real Estate Trust’s (“IRET”) Distribution Reinvestment and Share Purchase Plan (the “plan”) provides holders of its common shares of beneficial interest (the “common shares”), and holders of the limited partnership units (“units”) of IRET Properties, a North Dakota Limited Partnership, a convenient way to purchase IRET common shares, by permitting participants in the plan to automatically reinvest cash distributions on all or a portion of their common shares and units, and to make monthly voluntary cash contributions under the terms of the plan.  Participation in the plan is entirely voluntary, so that shareholders and unitholders may join the plan and terminate their participation in the plan at any time.  If you choose not to participate in the plan you will continue to receive cash distributions on your common shares and units when, as and if declared, in the usual manner.   Beneficial owners of our common shares whose shares are registered in names other than their own, by brokers, banks or other nominees, may join the plan by having the shares they wish to enroll in the plan transferred to their own names, or by arranging for the holder of record to join the plan.

A summary of the plan is provided in this prospectus in a question and answer format.  We encourage you to read it carefully.  If you have any additional questions, please call us at (701) 837-4738.  We recommend that you retain this prospectus for future reference.

You may purchase common shares under the plan by:

•              Having the cash distributions on all or part of your common shares and units automatically reinvested;

•              Receiving directly, as usual, cash distributions, if and when declared, on your common shares and units, and investing in the plan by making optional cash payments of $250 to $3,000 per month; or

•              Investing both your cash distributions and your voluntary cash contributions.

This prospectus relates to 4,159,531 common shares.  This plan amends and restates our prior Distribution Reinvestment Plan.  Current Distribution Reinvestment Plan participants automatically will continue to participate in the plan.

Common shares purchased for your account under the plan will be issued by us, or purchased from third parties on the open market or in privately negotiated transactions.  We may, in our sole discretion, determine the source from which common shares will be purchased under the plan; however, we expect these shares to be primarily shares issued by us.  Newly issued common shares generally will be purchased at a discount of 0-5% (in our sole discretion) from the market price for our common shares at the time of purchase, and will provide us with additional capital for general corporate purposes.

Common shares purchased for plan accounts through open market or privately negotiated transactions are not eligible for the purchase price discount.  The purchase price for common shares acquired for plan accounts through open market or privately negotiated transactions will be equal to the weighted average price (excluding brokerage commissions) of all common shares acquired through open market or privately negotiated transactions during the investment period.

In part so that we can continue to qualify as a “real estate investment trust” (a “REIT”) under the federal income tax laws, our declaration of trust generally does not permit anyone to own more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common shares.

Our common shares are listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “IRETS.”  The last reported sale price of our common shares on the NASDAQ on January 4, 2008 was $8.84 per share.

Investing in our common shares involves risks.  See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 30, 2007, and “Risk Factors” on page 1 of this prospectus, for certain factors that you should consider before purchasing our common shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 15, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“Securities Act”).  This prospectus does not contain all of the information included in the registration statement.  For further information, we refer you to the registration statement, including the exhibits.  Please read this prospectus carefully, and, if you are a participant in the plan or if you decide to participate in the future, then please keep this prospectus with your permanent investment records, since it contains important information about the plan.

You should rely only on the information contained in or incorporated by reference into this prospectus.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus may only be used where it is legal to sell these securities.  You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof.

IRET

IRET is a self-advised REIT that owns and operates commercial office, medical, industrial and retail properties and multi-family residential properties located primarily in the upper Midwest. We began operations in July 1970.  We own our properties and conduct our business primarily through our operating partnership, IRET Properties, a North Dakota limited partnership.  We are the sole general partner of, and owned as of October 31, 2007 a 73.7% interest in, IRET Properties.  As of October 31, 2007, we owned 152 commercial properties with an aggregate of approximately 10.6 million square feet of leasable space, and 69 multi-family residential properties with a total of 9,397 units.  Our properties are located in 13 states.

Our principal corporate offices are located at 12 Main Street South, Minot, North Dakota, 58701.  Our telephone number is (701) 837-4738.  Our website address is http://www.iret.com.  The information on or connected to our website is not, and shall not be deemed to be, part of or incorporated into this prospectus.

RISK FACTORS

Investing in our common shares involves risks that could affect us and our business, as well as the real estate industry generally.  Please see the risk factors in our Annual Report on Form 10-K for the year ended April 30, 2007, which is incorporated by reference into this prospectus, as well as the additional periodic reports we file with the Securities and Exchange Commission. Much of the business information and financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this prospectus.  The following is a discussion of risk factors associated with an investment in our common shares in addition to those included in “Risk Factors” in our Annual Report on Form 10-K for the year ended April 30, 2007.

Our future growth depends, in part, on our ability to raise additional equity capital, which will have the effect of diluting the interests of the holders of our common shares.   Our future growth depends upon, among other things, our ability to raise equity capital and issue units. The issuance of additional common shares, and of units for which we subsequently issue common shares upon the redemption of the units, will dilute the interests of holders of our common shares.  Additionally, sales of substantial amounts of our common shares or preferred shares in the public market, or issuances of our common shares upon redemption of units or the perception that such sales or issuances might occur, could adversely affect the market price of our common shares.

We may issue additional classes or series of our shares of beneficial interest with rights and preferences that are superior to the rights and preferences of our common shares.  Without the approval of the holders of our common shares, our board of trustees may establish additional classes or series of our shares of beneficial interest, and such classes or series may have dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights and preferences that are superior to the rights of the holders of our common shares.

Payment of distributions on our common shares is not guaranteed.  Our board of trustees must approve our payment of distributions and may elect at any time, or from time to time, and for an indefinite duration, to reduce the distributions payable on our common shares or to not pay distributions on our common shares. Our board of trustees may reduce distributions for a variety of reasons, including, but not limited to, the following:

·         operating and financial results below expectations that cannot support the current distribution payment;

·         unanticipated costs or cash requirements; or

·         a conclusion that the payment of distributions would cause us to breach the terms of certain agreements or contracts, such as financial ratio covenants in our debt financing documents.

Our distributions are not eligible for the lower tax rate on dividends except in limited situations.  The maximum tax rate applicable to qualifying corporate dividends received by shareholders taxed at individual rates prior to 2010 is 15%.  This special tax rate is generally not applicable to distributions paid by a REIT, unless such distributions represent earnings on which the REIT itself had been taxed. As a result, distributions (other than capital gain distributions) paid by us to shareholders taxed at individual rates will generally be subject to the tax rates that are otherwise applicable to ordinary income which, currently, are as high as 35%.  The taxation of REIT dividends may make an investment in our common shares comparatively less attractive relative to an investment in the shares of other entities which pay dividends but are not formed as REITs.

Changes in market conditions could adversely affect the price of our common shares.  As is the case with any publicly-traded securities, certain factors outside of our control could influence the value of our common shares.  These conditions include, but are not limited to:

·         market perception of REITs in general;

·         market perception of REITs relative to other investment opportunities;

·         market perception of our financial condition, performance, distributions and growth potential;

·         prevailing interest rates;

·         general economic and business conditions;

·         government action or regulation, including changes in the tax laws; and

·         relatively low trading volumes in securities of REITS.

Higher market interest rates may adversely affect the market price of our common shares, and low trading volume on the NASDAQ may prevent the timely resale of our common shares.  One of the factors that investors may consider important in deciding whether to buy or sell shares of a REIT is the distribution with respect to such REIT’s shares as a percentage of the price of those shares, relative to market interest rates.  If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate.  Higher market interest rates would likely increase our borrowing costs and might decrease funds available for distribution.  Thus, higher market interest rates could cause the market price of our common shares to decline.  In addition, although our common shares are listed on the NASDAQ, the daily trading volume of our common shares may be lower than the trading volume for other companies.  The average daily trading volume for the period of May 1, 2006, through April 30, 2007, was 93,365 common shares and the average monthly trading volume for the period of May 1, 2006 through April 30, 2007 was 1,937,197 common shares.  As a result of this trading volume, an owner of our common shares may encounter difficulty in selling our common shares in a timely manner and may incur a substantial loss.

Although we have tried to identify and discuss key risk factors, please be aware that other risks may prove to be important in the future.  New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our common shares, you should carefully consider the risks discussed in the documents incorporated by reference herein, and the other information in this prospectus.  Each of the risks described could result in a decrease in the value of our common shares, and your investment therein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference rooms in Washington D.C., New York, and Chicago.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information that we file electronically with the SEC.  You may also secure a copy of this information on the Investor Relations page of our website, www.iret.com, or upon written request to IRET, 12 Main Street South, Minot, ND 58701, attention:  Investor Relations.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities that may be offered by this prospectus.  This prospectus is part of that registration statement, but does not contain all of the information in the registration statement.  We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC.  For more information about us and our common shares, you should refer to the registration statement and its exhibits.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus.  This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•              our Annual Report on Form 10-K for the year ended April 30, 2007;

•              our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2007 and October 31, 2007;

•              our Current Reports on Form 8-K filed with the SEC on May 16, 2007, September 19, 2007, October 22, 2007 and December 13, 2007; and

•              the description of our common shares of beneficial interest contained in our registration statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the amended registration statement on Form 10, dated December 17, 1986, and the second amended registration statement on Form 10, dated March 12, 1987.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c ), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above.  We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference.  You may request a copy of these filings by writing or telephoning us at the following address:

Investors Real Estate Trust
12 Main Street South
Minot, North Dakota, 58701
(701) 837-4738

A WARNING ABOUT FORWARD-LOOKING STATEMENT

Some of the information in this prospectus may contain forward-looking statements as described in Section 27A of the Securities Act and Section 21E of the Exchange Act. You can generally identify forward-looking statements by our use of forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words that describe our expectation for the future.  You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control.  These risks and uncertainties, including those described in our filings with the SEC from time to time, could cause our actual results to differ materially from those projected in any forward-looking statement we make.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

HOW TO ENROLL

If you are a holder of our common shares or units, and you wish to enroll in our Distribution Reinvestment and Share Purchase Plan, complete and return the enclosed Authorization Form or call us at 701-837-4738 for information.  The Authorization Form is also available on our website, http://www.iret.com, at the Distribution Reinvestment and Share Purchase Plan section of the “Investor Relations” page.  The information on our website does not constitute a part of this prospectus.  For more details, see “Description of the Distribution Reinvestment and Share Purchase Plan” below.

DESCRIPTION OF THE DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN

The following questions and answers constitute our plan.  You should read this prospectus carefully before electing to participate in the plan and retain it for future reference.

Purpose and Participation

1.             What is the purpose of the plan?

The purpose of the plan is to provide existing holders of record of our common shares or units a convenient and economical way to purchase our common shares and to reinvest cash distributions paid on our common shares and units.  Under the plan, common shares that are acquired for your account directly from us as newly issued common shares with reinvested distributions and/or voluntary cash contributions may be issued at a discount from the market price for our common shares at the time of purchase ranging from 0-5%.  Common shares acquired with reinvested distributions and/or voluntary cash contributions through open market or privately negotiated transactions will not be eligible for a purchase price discount and will be priced at the weighted average cost (excluding brokerage commissions) of all common shares acquired through open market or privately negotiated transactions on the Distribution Payment Date and/or during the Investment Period, as applicable.  For a more extensive discussion regarding discounts and pricing of shares purchased under the plan for your account, see Questions 14-20.

The plan is intended to benefit long-term investors who want to increase their investment in our common shares.  It is not intended for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares.  We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible common shareholders and unitholders in order to eliminate practices that are not consistent with the purposes of the plan.

2.             What investment options are available under the plan?

The Authorization Form allows you to choose one of the options listed below regarding your participation in the plan.  If not otherwise specified on the Authorization Form, your plan account will automatically be set up for full distribution reinvestment.  You can change your reinvestment decision at any time by notifying us.  Your options under the plan are:

•              Full Distribution Reinvestment:  If you check the “Full Distribution Reinvestment” box, it means that you are instructing us to purchase additional common shares for you using:

•              cash distributions on all common shares and/or units registered in your name;

•              cash distributions on all common shares credited to your plan account; and

•              any voluntary cash contributions received from you.

•              Partial Distribution Reinvestment:  If you check the “Partial Distribution Reinvestment” box on the Authorization Form, it means that you are specifying on the Authorization Form the number of common shares and/or units registered in your name and/or the number of all common shares credited to your plan account on which you want cash distributions to be paid to you in the usual manner.  It further means that you are instructing us to purchase additional common shares for your plan account using the cash distributions on all of your remaining common shares and/or units, and any voluntary cash contributions you make under the plan.

Cash distributions will be reinvested in additional common shares on the distribution payment date (the “Distribution Payment Date”), which is generally on or about the first day of each April, July and October, and on or about the 15th day of each January.

•              Voluntary Cash Contributions:  If you check the “Voluntary Cash Contributions” box, it means that you are instructing us to purchase additional common shares for your plan account using the voluntary cash contributions received from you.  Cash distributions paid on all shares credited to your plan account as a result of your purchase of shares using this voluntary cash contribution feature of the plan will be reinvested under one of the Distribution Reinvestment options summarized above, as directed by you (i.e., Full Distribution Reinvestment or Partial Distribution Reinvestment).  To purchase common shares using this feature of the plan, you must invest at least $250 at any one time, but you cannot invest more than $3,000 monthly.  Any voluntary cash contribution of less than $250 and the portion of any voluntary cash contribution or contributions totaling more than $3,000 per month, will be returned to you without interest.  You have no obligation to make any voluntary cash contributions under the plan.

Purchases of our common shares made with voluntary cash contributions will begin on an investment date (the “Investment Date”) which will be the 5th of each month (if this date is not a trading day on the NASDAQ, then the Investment Date will be the next trading day) and which may extend through an investment period not to exceed 30 business days after such Investment Date (the “Investment Period”).  Common shares purchased on the open market will be credited to your plan account as of the last day on which all purchases during the Investment Period are completed.  Shares issued and sold by us will be credited on the Investment Date.

We must receive voluntary cash contributions no later than five business days before the Investment Date for those contributions to be invested in our common shares beginning on the Investment Date.  Otherwise, we may hold those funds and invest them beginning on the next succeeding Investment Date.  No interest will be paid on funds held by us pending investment.  Accordingly, you may wish to transmit any voluntary cash contributions so that they reach us shortly—but not less than five business days—before the Investment Date.  This will minimize the time period during which your funds are not invested.  Participants have an unconditional right to obtain the return of any voluntary cash contribution up to five business days prior to the Investment Date by sending a written request to us, to the attention of the Plan Administrator.

Under all of the above investment options, unless you instruct us otherwise by choosing the Partial Distribution Reinvestment option on the Authorization Form, we will automatically reinvest any and all subsequent distributions on the common shares credited to your plan account, until you specify otherwise by notice in writing delivered to us, until you withdraw from the plan, or until the plan is terminated, as the case may be.

Advantages and Disadvantages

3.             What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages.

Advantages

•              You may have the opportunity to reinvest the cash distributions on all or a portion of your common shares and units in additional common shares at a discount from the market price for our common shares when the common shares are issued and sold directly by us.

•              You may have the opportunity to make a voluntary cash contribution (subject to a minimum of $250 and a maximum of $3,000 per month) to purchase our common shares at a discount from the market price when the common shares are issued and sold directly by us.

•              You are not required to pay brokerage commissions or other expenses in connection with the purchase of common shares under the plan, including reinvested distributions or voluntary cash contributions that are applied to the purchase of our common shares on the open market.

 •              The plan permits whole and fractional common shares to be purchased with the distributions.  Distributions on all whole or fractional common shares and units credited to the distribution reinvestment portion of the account are automatically reinvested in additional whole or fractional common shares.

•              By participating in the plan, you avoid the necessity of safekeeping certificates representing the common shares credited to your account, and thus have increased protection against loss, theft or destruction of such certificates.

•              A regular statement for each account will provide you with a record of each transaction.

Disadvantages

•              You may not know the actual number of common shares purchased under the plan until after the Investment Date or Investment Period (as applicable for voluntary cash contributions) or the Distribution Payment Date for shares purchased with reinvested distributions.

•              You will have no control over the prices at which shares are purchased or sold for your account.  Moreover, you will have no control over the source of the acquired shares (newly issued, open market purchases or privately negotiated transactions), and therefore may not know if the shares purchased for your account were eligible for the purchase price discount until after the Distribution Payment Date or, in the case of voluntary cash contributions, until after the Investment Period has concluded.

•              If you make a voluntary cash contribution but later change your mind and want it returned to you, we are obligated to do so only if we receive your written request not less than five business days prior to the applicable Investment Date.

•              You will not receive the purchase price discount on common shares acquired through open market or privately negotiated transactions with reinvested distributions or voluntary cash contributions.

•              Any discount from market prices at the time of investment in common shares purchased under the plan (as described in Question 16) may create additional taxable income to you and brokerage commissions or other trading expenses paid by us in connection with the reinvestment of distributions if common shares are purchased in the open market will be taxable income to you.  See Question 39.

•              A common shareholder’s reinvested distributions will be taxable as dividends to the extent of our earnings and profits and may give rise to a liability for the payment of income tax without providing the shareholder with the immediate cash to pay the tax when due.

•              A unitholder’s reinvested distributions that exceed the unitholder’s adjusted tax basis in its units will be treated as an amount received on the taxable sale or exchange of its units and may give rise to income tax liability without providing the unitholder with the immediate cash to pay the tax when due.

•              We will not pay interest on voluntary cash contributions while we hold them pending investment.

•              The granting of a discount in any one month or quarter will not ensure the availability of a discount or the same discount in future months or quarters.  Each month or quarter, we may lower or eliminate discounts after providing notice.

•              You bear the risks of fluctuation in the market price of our common shares.

Administration

4.             Who administers the plan?

We act as the plan administrator and we keep records, send statements of account to participants and perform other duties relating to the plan.  We also act as the distribution disbursing agent, transfer agent and registrar for our common shares.  All costs of administering the plan are paid by us.

The following address and telephone number may be used to obtain information about the plan:

Investors Real Estate Trust

Attention:  Investor Relations Department

12 Main Street South

P.O. Box 1988

Minot, ND  58702

(701) 837-4738

Internet services of the plan:

You can obtain information about your account over the Internet.  To gain access, you will be required to use a security code, which will be sent to you by mail.  You may also request your security code by calling (701) 837-4738.  Messages forwarded on the internet will be responded to promptly.  Our website address is http://www.iret.com and our e-mail address is info@iret.com.

Eligibility

5.             Who is eligible to participate in the plan?

(a)	All holders of record of our common shares are eligible to participate in the plan.
(b)	All holders of record of units are eligible to participate in the plan.
(c)

Beneficial owners, whose common shares are registered in names other than their own (for instance, in the name of a broker or bank nominee), may participate in the plan in respect of the reinvestment of cash distributions on such common shares only if their broker or nominee offers the option of participating in the plan.  Shareholders should consult directly with the entity holding their common shares to determine if they can enroll in the plan.  If not, the common shareholder will need to request his or her bank, broker or trustee to transfer all or some of his or her common shares into the beneficial owner’s own name in order to participate in the plan.

6.             Are there any limitations on who is eligible to become a participant other than those described above?

Foreign law restrictions.  If you are a citizen or resident of a country other than the United States, its territories and possessions, you should make certain that your participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.

REIT Qualification Restrictions.  In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).  As a result, our Articles of Amendment and Third Restated Declaration of Trust (our “Declaration of Trust”), prohibits any shareholder from owning over 9.8% of the lesser of the number or value of our outstanding equity securities.  If any shareholder acquires or is deemed to have acquired more than 9.8% of our outstanding common shares, under the plan or otherwise, then (among other consequences) the number of common shares owned by such shareholder that exceed the 9.8% ownership limit will be automatically transferred to a trust, the beneficiary of which will be a qualified charitable organization selected by  us.  At the direction of our board of trustees, the trust will thereafter sell the common shares and remit to such shareholder the lesser of the price paid by such shareholder for the common shares or the proceeds received by the trust for the common shares, minus any expenses or compensation due to the trust.  We reserve the right to invalidate any purchases made under the plan that we determine, in our sole discretion, may violate the 9.8% ownership limit.  Any grant or request for a waiver of the maximum voluntary cash contribution will not be deemed a waiver of the 9.8% ownership limit.

Exclusion from the Plan for Short-Term Trading or Other Practices.  You should not use the plan to engage in short-term trading activities that could change the normal trading volume of our common shares.  If you do engage in short-term trading activities, we may prevent you from participating in the plan.  We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common shares and units, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the market price of our common shares.

Restrictions at Our Discretion.  In addition to the restrictions described above, we reserve the right to restrict your participation in the plan for any other reason.  We have the sole discretion to exclude you from, or terminate your participation in, the plan.

Participating in the Plan

7.             How do holders of common shares or units join the plan?

A holder of record of common shares or units may join the plan at any time by completing the Authorization Form and returning it to us (See Question 4 for our address).  When completing the Authorization Form, you should be careful to include your social security number or taxpayer identification number and complete the required certification.  Failure to supply this information will result in backup withholding of 28% of payments owed to you.  If the common shares or units are registered in more than one name (e.g., joint tenants, trustees, minors, etc.), all registered holders must sign the Authorization Form.

If you are currently participating in our Distribution Reinvestment Plan, you are automatically enrolled in the plan without sending another Authorization Form.  However, if you wish to change your participation in any way, please contact us for instructions (see Question 4 for contact information).

8.             What does the Authorization Form provide?

By signing an Authorization Form, a common shareholder or unitholder may become a participant, and by checking the appropriate boxes on the Authorization Form may choose among the investment options described in Question 2.  An Authorization Form is enclosed with this prospectus.  Additional Authorization Forms may be obtained by writing or calling us at (701) 837-4738.  The Authorization Form is also available on our website, http://www.iret.com, at the Distribution Reinvestment and Share Purchase Plan section of the “Investor Relations” page.  The information on our website does not constitute a part of this prospectus.

9.             How does the voluntary cash contribution feature of the plan work?

We must receive voluntary cash contributions no later than five business days before the Investment Date for those contributions to be invested in our common shares beginning on the Investment Date.  Otherwise, we may hold those funds and invest them beginning on the next Investment Date in the following month.  No interest will be paid on funds held by us pending investment.  Accordingly, you may wish to transmit any voluntary cash contributions so that they reach us shortly—but not less than five business days—before the Investment Date.  This will minimize the time period during which your funds are not earning interest.  Participants have the unconditional right to obtain the return of any cash payment up to five business days prior to the Investment Date by sending a written request to us, to the attention of the Plan Administrator.

You do not need to contribute the same amount, or any amount, each Investment Date.  We will reinvest all of the cash distributions on common shares purchased with voluntary cash contributions in additional common shares on each Distribution Payment Date, unless you have specified, on the Authorization Form, the Partial Distribution Reinvestment option, in which case we will apply the cash distributions on common shares purchased with voluntary cash contributions in accordance with those instructions.

10.          How can a participant make a voluntary cash contribution?

You may make a voluntary cash contribution by enclosing with the Authorization Form a check made payable to Investors Real Estate Trust subject to a minimum monthly amount (initially $250) and a maximum monthly amount (initially $3,000).  These limits may be changed at any time in our sole discretion. We also may, from time to time, authorize other methods of payment.  In that event, you will be notified of the changed investment limits and other payment methods.

11.        How do the Full Distribution Reinvestment feature and the Partial Distribution Reinvestment feature of the Plan work?

If you mark “Full Distribution Reinvestment” on your Authorization Form, we will purchase additional common shares for your plan account with:

•              all cash distributions on both the shares and units for which you hold certificates in your name and your plan shares; and

•              any voluntary cash contributions you make under the plan.

If you mark “Partial Distribution Reinvestment” on your Authorization Form, we will continue to make cash payments of distributions on the number of your certificated common shares and/or units and on the number of shares held in your plan account that you indicate on the Authorization Form.  In addition, we will apply to the purchase of additional common shares for your plan account:

•              all of the remaining cash distributions on your certificated common shares and/or units, and all of the remaining cash distributions on your plan shares; and

•              any voluntary cash contributions you make under the plan.

In order for us to reinvest your cash distributions for that quarter, we must receive your Authorization Form at least five business days prior to the record date for a Distribution Payment Date (see Question 4 for our address).  Any change of election concerning the reinvestment of distributions must also be received by us at least five business days prior to the record date for a Distribution Payment Date in order for the change to become effective with that payment.  If you return a properly executed Authorization Form to us without electing an investment option, you will be enrolled as having selected full distribution reinvestment.

The quarterly Distribution Payment Date is usually on or about the first day of each April, July and October, and on or about the 15th day of each January.  The record date is approximately two to three weeks before the Distribution

Payment Date. For example, if a distribution was paid on July 1 and the record date for such distribution was June 15, we would have to receive your Authorization Form on or before June 10 in order for distributions paid on your common shares and/or units to be used for distribution reinvestment on July 1.  If we received your Authorization Form after June 10, the July 1 distribution would be paid to you in cash and your reinvestment of cash distributions would commence with the next distribution payment date, which should be on or about October 1.

12.          May I reinvest less than the full amount of my distributions?

By selecting the “Partial Distribution Reinvestment” option on your Authorization Form, you may direct us to reinvest the distributions attributable to a lesser number of common shares and/or units than the full number of common shares and/or units registered in your name and/or held in your plan account (see Question 11 above for a more extensive discussion of the distribution reinvestment options).  Cash distributions on the remaining common shares and/or units will continue to be paid to you.

13.          How and when can I change the amount of distributions to be reinvested?

You may change the distribution reinvestment option at any time by submitting a newly executed Authorization Form to us (see Questions 8 and 11).  Any change in the number of common shares with respect to which we are authorized to reinvest cash distributions must be received by us at least five business days prior to the record date for a distribution payment to permit the new amount to apply to that payment.

Purchases and Price

14.          What is the source of common shares purchased for me under the plan?

Common shares purchased for your account under the plan will be issued by us from our authorized but unissued shares, or purchased from third parties on the open market or in privately negotiated transactions.  We may, in our sole discretion, determine the sources from which common shares will be purchased under the plan; however, we expect shares to primarily be issued by us.

15.          When will the common shares be purchased for my account?

Voluntary Cash Contributions

Purchases of our common shares made with voluntary cash contributions will begin on an Investment Date and may extend through the Investment Period not to exceed 30 business days past such Investment Date.  Common shares purchased on the open market or in privately negotiated transactions will be credited to your plan account as of the last day on which all purchases for the Investment Period are completed.  Shares issued and sold by us will be credited on the Investment Date.  See Question 9 for a more extensive discussion of the voluntary cash contribution feature.

Distribution Reinvestments

Purchases will be made on the Distribution Payment Date, which is the quarterly distribution payment date for our common shares.  The quarterly distribution payment is declared each quarter by our board of trustees.  The distribution record date normally precedes the Distribution Payment Date by approximately two to three weeks.  We historically have paid distributions on or about the first day of each April, July and October, and on or about the 15th day of each January.  We pay distributions when and if declared by our Board of Trustees.  We cannot assure you that we will declare or pay distributions in the future, and nothing contained in the plan obligates us to do so.  However, we intend to continue to qualify as a REIT, and, as a REIT, we must distribute to our shareholders at least 90% of our taxable income each year.  The plan does not represent a guarantee of future distributions.

No interest will be paid on cash distributions or voluntary cash contributions pending investment under the terms of the plan.

16.          What will be the price of the common shares purchased with voluntary cash contributions under the plan?

Original Issue Shares Acquired Directly from Us

We may issue and sell common shares under the plan.  The purchase price of common shares issued by us may be at a discount from the market price for our common shares on the Investment Date.  The market price will be the NASDAQ Official Close Price on the Investment Date.  Currently, the discount is 5% of the market price for our common shares on the Investment Date.  We may change the discount at any time, in our sole discretion, without notice to participants.  In no event will the purchase price (taking into account any applicable discount) be less than 95% of the market value of our common shares on the Investment Date.

Open Market Purchases or Privately Negotiated Transactions

Independent Agent. We, as Plan Administrator, or, if we so elect, an independent agent appointed by us, may buy our common shares for the plan in the open market or in privately negotiated transactions.  Except for any limitations imposed by federal or state securities laws, the independent agent or us, as the Plan Administrator, as the case may be, will have full discretion as to all matters relating to open market purchases for the plan.  We, as Plan Administrator, or the independent agent, as the case may be, will determine the number of shares, if any, to be purchased on any given day, the time of day, the price to be paid for shares, the markets in which the shares are to be purchased (which may include any securities exchange or over-the-counter market) and the persons (including brokers or dealers) from or through whom purchases are made.

Price.  The purchase price of our common shares purchased on the open market or in privately negotiated transactions under the plan will be equal to the weighted average cost (excluding brokerage commissions) of all common shares acquired by the independent agent or by us, as Plan Administrator as the case may be, during the Investment Period.  Common shares purchased with voluntary cash contributions in the open market or in privately negotiated transactions will not be eligible for a purchase price discount.

Timing and Control.  Purchases may be made over a number of days to meet the requirements of the plan.  No interest will be paid on funds held by us, as Plan Administrator, pending investment.  We, as Plan Administrator, or our independent agent, as the case may be, may commingle your funds with those of other participants in the plan for purposes of executing purchase transactions.

No participant in the plan will have the authority or power to control either the timing or the pricing of the shares purchased on the open market.  Therefore, you will not be able to precisely time your purchases through the plan, and you will bear the market risk associated with fluctuations in the price of our common shares.  If you send in a voluntary cash contribution, it is possible that the market price for our common shares could go up or down before we, as Plan Administrator, or the independent agent, as the case may be, arrange to purchase shares with your funds.  We, as Plan Administrator, or the independent agent, as the case may be, will use its best efforts to apply all funds to the purchase of shares during the Investment Period, subject to any applicable requirements of federal or state securities laws.  We reserve the right to designate any exclusive broker to purchase the shares on the open market.

17.          What will be the price of the common shares purchased with reinvested distributions under the plan?

Original Issue Shares Acquired Directly from Us

Common shares acquired directly from us under the plan with reinvested distributions may be purchased at a discount from the NASDAQ Official Close Price on the Distribution Payment Date.  Currently, the discount is 5% of the market price for our common shares on the Distribution Payment Date.  We may change the discount at any time, in our sole discretion, without notice to participants.  In no event will the purchase price (taking into account any applicable discount) be less than 95% of the market value of our common shares on the Distribution Payment Date.

Open Market Purchases or Privately Negotiated Transactions

Common shares purchased with reinvested distributions in the open market or in privately negotiated transactions will not be eligible for a purchase price discount.  Common shares acquired through open market or privately negotiated transactions under the plan with reinvested distributions will be purchased at a price equal to the weighted average cost (excluding brokerage commissions) of all common shares acquired by us, as Plan Administrator, or the independent agent, as the case may be, on the Distribution Payment Date.

18.          How will the number of common shares purchased for my account be determined?

Voluntary Cash Contributions

The number of common shares to be purchased for your account as of any Investment Date will be equal to the total dollar amount to be invested for you, divided by the applicable purchase price per share.  The number of common shares will be computed to the third decimal place, and the applicable purchase price will be computed to the second decimal place.  See Question 16 for more information regarding the applicable purchase price for voluntary cash contributions.

Where voluntary cash contributions or reinvested distributions are applied to the purchase of our common shares through us, as Plan Administrator, or our independent agent, as the case may be, in open market transactions, neither we nor any participant in the plan has the authority or power to control either the timing or the pricing of the shares purchased on the open market.

Distribution Reinvestments

The number of common shares to be purchased for your account as of any Distribution Payment Date will be equal to the total dollar amount to be invested for you, divided by the applicable purchase price per share.  The number of common shares will be computed to the third decimal place, and the applicable purchase price will be computed to the second decimal place.  The total dollar amount to be invested as of any Distribution Payment Date will be the cash distributions on all or a part of the common shares and/or units registered in your own name and/or previously credited to your plan account, according to the option chosen by you (see Question 2).  The amount to be invested will be reduced by any amount we are required to deduct for federal tax withholding purposes (see Question 39).

19.          Is the discount for shares purchased under the plan subject to change?

The discount for shares issued by us is subject to change by us, in our sole discretion, from time to time (but will not exceed 5% of the market price for our common shares on the Investment Date or Distribution Payment Date) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs.  Initially, the discount for common shares issued by us under the plan is 5%.

20.          Are there any costs to me for my purchases under the plan?

You will pay no brokerage commissions for purchases of common shares under the plan.  We will pay any applicable brokerage fees on behalf of plan participants.  All costs of administration of the plan will also be paid by us.  However, those participants whose common shares are held by a broker or other nominee most likely will incur some fees and costs.  Brokers and nominees may impose charges or fees in connection with their handling of participation in the plan by nominee and fiduciary accounts. Additionally, if a participant requests plan shares to be certificated, we may charge a handling fee.

Reports to participants

21.          What reports will be sent to participants in the plan?

After an investment is made under the plan for your account, you will be sent a statement which will provide a record of the cost of the common shares purchased for your account, the number of common shares purchased, the date on which the common shares were credited to your account and the total number of common shares in your account.  This information will be your record of the cost of your purchases of common shares, and should be retained for income tax and other purposes.  In addition, during the year you will receive copies of the same communications sent to all other holders of common shares.  And finally, following the final plan purchase in each calendar year, you will be sent income tax information for reporting distributions paid.

Certificates for common shares

22.          Will I receive certificates for common shares purchased under the plan?

Common shares purchased by us for your plan account will be registered in our name as Plan Administrator or in the name of our nominee as agent for the participants in the plan.  No certificates for any number of common shares credited to your plan account will be issued to you unless you submit a written request to us.  Such requests will be handled by us normally within two weeks.  A handling fee may be charged.  Any remaining whole common shares and any fractional common shares will continue to be credited to your account.  If you request us to issue a certificate in your name representing all of the shares in your plan account, you will be deemed to have terminated your participation in the plan (as described in Question 25).  If the written request to us is for certificates to be issued for all common shares credited to your plan account, and your account contains fractional shares, you will be sent a certificate for all of the whole common shares held in the account, and a check representing the value of the fractional shares held in the account.  The value of fractional shares will be calculated using the NASDAQ Official Open Price on the day the share certificates are issued for the whole common shares held in the account.  Certificates for fractional shares will not be issued under any circumstances.

23.          In whose name will certificates be registered and issued?

When issued, certificates for common shares will be registered in the name in which your plan account is maintained.  For holders of record, this generally will be the name or names in which your common share certificates and/or units are registered at the time you enroll in the plan.  Upon written request, common shares will be registered in any other name, upon the presentation to us of evidence of compliance with all applicable transfer requirements (including the payment of any applicable transfer taxes).

24.          May common shares in my plan account be pledged?

No.  Common shares which are purchased for and credited to your account under the plan may not be pledged.  If you wish to pledge such common shares, you must first request that a certificate for such common shares be issued in your name.

Withdrawal from the plan

25.          May I withdraw from the plan?

Yes, you may withdraw from the plan at any time, by writing to us, to the attention of the Plan Administrator, using the address given in Question 4 and stating that you wish to withdraw from the plan.

If your request to withdraw is received by us at least five business days prior to the record date for the next Distribution Payment Date, reinvestment of distributions will cease as of the date the notice of withdrawal is received by us.  If the notice of withdrawal is received later than five business days prior to the record date for a Distribution Payment Date, the withdrawal and termination will not become effective until after the investment of any distributions to be invested as of that Distribution Payment Date.

When terminating a plan account, you may request that a share certificate be issued for all whole common shares held in the account.  As soon as practicable after notice of withdrawal and termination is received, we will send to you (a) a certificate for all whole common shares held in your plan account and (b) a check representing the value of any fractional common share held in the account.   After your request for withdrawal has become effective and your plan account has been terminated, all distributions for the terminated account will be paid in cash to you unless and until you re-enroll in the plan.

26.          When may a common shareholder or unitholder re-elect to participate in the plan?

Generally, a common shareholder of record or unitholder may re-elect to participate in the plan at any time by submitting a new Authorization Form.  However, we reserve the right to reject any Authorization Form on the grounds of excessive withdrawal and re-election.  Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term investment service.

Other information

27.          What happens if I sell or transfer common shares and/or units registered in my name but held outside the plan?

If you dispose of all common shares and/or units registered in your name but held outside of your plan account, the distributions on the common shares credited to your plan account will continue to be reinvested according to your instructions until you notify us that you wish to withdraw from the plan.

28.          What happens if we issue a stock distribution or declare a stock split?

In the event of a stock split or a stock distribution payable in common shares, we will credit to your account the applicable number of whole and/or fractional common shares based on the number of common shares held in your plan account as of the record date for the stock distribution or split.  Stock distributions or split shares distributed on common shares for which you hold certificates outside of your plan account will be sent directly to you in the same manner as to shareholders who are not participating in the plan.

 29.          If we issue rights to purchase securities to common shareholders, how will the rights on common shares held in my plan account be handled?

If we have a rights offering in which separately tradable and exercisable rights are issued to registered common shareholders, the rights attributable to whole common shares held in your account will be transferred to you as promptly as practicable after the rights are issued.  Rights attributable to fractional common shares held in your account will be reinvested in common shares.

30.          How are the common shares in my account voted at shareholder meetings?

You will receive proxy materials from us for the total number of common shares held by you, both the common shares for which you hold certificates, if any, and those credited to your plan account.  The total number of common shares held by you may also be voted in person at a meeting.  Unitholders are not entitled to vote at meetings of shareholders.

If no instructions are received on a properly signed returned proxy card with respect to any item thereon, all of a participant’s common shares—those registered in the participant’s name and those credited to the participant’s plan account—will be voted in accordance with the recommendations of our management, just as for nonparticipating shareholders who return proxies and do not provide instructions.  If the proxy is not returned or if it is returned unsigned, none of your common shares will be voted unless you vote in person.

31.          What is our responsibility under the plan?

We are not liable for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s plan account upon such participant’s death prior to receipt of notice in writing of such death, (b) with respect to the prices and times at which common shares are purchased for a participant, or (c) with respect to any fluctuation in market value before or after any purchase of common shares.

We will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws.   We will be entitled to rely on completed forms and proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.  None of our trustees, officers, employees or shareholders will have any personal liability under the plan.

WE CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON COMMON SHARES PURCHASED UNDER THE PLAN.

32.          What are the responsibilities of participants under the plan?

The common shares in your plan account may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you.  For this reason, you should notify us promptly in writing of any change of address.  We will address account statements and other communications to you at the last address of record you have provided to us.  You will have no right to draw checks or drafts against your account or to instruct us with respect to any common shares or cash held by us pursuant to the plan except as expressly provided herein.

33.          May the plan be changed, suspended or discontinued?

While we expect to continue the plan indefinitely, we may amend, suspend or terminate the plan at any time, but such action shall have no retroactive effect that would prejudice your interests.  All participants will receive notice of any such action.  We also reserve the right to adopt, and from time to time change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the plan then in effect), as we deem desirable or appropriate for the administration of the plan.

34.          What happens if the plan is terminated?

You will receive (a) a certificate for all whole common shares held in your account and (b) a check representing the value of any fractional common share held in your account and any uninvested cash distributions held in the account.

35.          Who interprets and regulates the plan?

We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the plan.  Any action to effectuate the plan taken by us in the good faith exercise of our judgment will be binding on all plan participants.

36.          May the transfer agent and registrar change?

We presently act as the transfer agent and registrar for our common shares and units.  We reserve the right to appoint a new transfer agent and registrar at any time, or to continue to act as our own transfer agent and registrar and administer the plan ourselves.

37.          What law governs the plan?

The terms and conditions of the plan and its operation shall be governed by the laws of the State of North Dakota.

38.          Are plan participants assured of receiving a distribution?

The payment of distributions is at the discretion of our board of trustees and will depend upon future earnings, our financial condition and other factors.  There can be no assurance as to the declaration or payment of any distribution on our common shares.

39.          What are the federal income tax consequences of participation in the plan?

Following is a brief summary of the U.S. federal income tax consequences of participation in the plan as of the date of this prospectus.  However, this summary does not reflect every situation that could result from participation in the plan and the federal income tax treatment of participants in the plan is not entirely clear. We advise you to consult your own tax and other advisors for information about your specific situation.  This summary does not address all of the tax implications of your ownership of the common shares, including the effect of distributions made in respect of such shares.

Reinvestment of Shareholder Distributions

Although the federal income tax treatment of distribution reinvestment plans is not entirely clear, it is expected that a shareholder participating in the plan will be treated for federal income tax purposes as having received, on the Distribution Payment Date, a distribution equal to the sum of (a) the fair market value of any common shares purchased under the plan (including common shares purchased through the reinvestment of distributions on shares held in the shareholder’s account), (b) a pro rata portion of any brokerage costs incurred by us to acquire the common shares on the open market or in privately negotiated transactions, and (c) any cash distributions actually received by the shareholder with respect to any common shares not included in the plan.  The total amount of cash and other distributions will be reported to a shareholder and to the Internal Revenue Service (“IRS”) on the appropriate tax form shortly after the end of each year.  The tax basis of common shares purchased under the plan will be equal to the fair market value of the shares on the Distribution Payment Date plus the shareholder’s pro rata share of any brokerage costs paid by us.  A shareholder’s holding period for common shares purchased under the plan generally will begin on the day after the date on which the common shares are credited to the shareholder’s account.

Our distributions to shareholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as either (i) a “capital gain” dividend or (ii) in the case of shareholders taxed at individual rates who satisfy certain holding period requirements, as “qualified dividend income” pursuant to applicable federal income tax rules).  To the extent that we make a distribution in excess of our earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a shareholder’s adjusted tax basis in our common shares and, to the extent in excess of the shareholder’s basis, will be taxable as a gain realized from the sale of the shareholder’s common shares.  Distributions to corporate shareholders, including amounts taxable as dividends to corporate shareholders, will not be eligible for the corporate dividends-received deduction.

Reinvestment of Unitholder Distributions

The federal income tax treatment of unitholders who participate in the plan is not entirely clear, because there is no clear legal authority regarding the income tax treatment of an owner of an entity taxed as a partnership who invests cash distributions from the partnership in shares of another entity that is a partner in the partnership.  The following, however, sets forth our view of the likely tax treatment of unitholders who participate in the plan.  We and IRET Properties intend to report the tax consequences of a unitholder’s participation in a manner consistent with the following.

In the case of common shares purchased from us pursuant to the plan, a unitholder will likely be treated for federal income tax purposes as having received a cash distribution from IRET Properties equal to the fair market value of the common shares purchased on the Distribution Payment Date. With respect to common shares purchased by us pursuant to the plan in open market transactions or in privately negotiated transactions with third parties, it is expected that a unitholder will be treated for federal income tax purposes as having received a distribution from IRET Properties equal to the sum of (a) the fair market value of the common shares purchased under the plan and (b) a pro rata portion of any brokerage costs incurred by us (and reimbursed to us by IRET Properties).  The tax basis of common shares purchased under the plan will be equal to the fair market value of the shares on the Distribution Payment Date plus a unitholder’s pro rata share of any brokerage costs.  A unitholder’s holding period for common shares purchased under the plan generally will begin on the day after the date on which the common shares are credited to its account.

Cash distributions from IRET Properties to unitholders, to the extent they do not exceed a unitholder’s adjusted tax basis in its units, generally will not result in taxable income to that unitholder, but will reduce its tax basis in its units by the amount distributed.  Cash distributed to a unitholder in excess of the adjusted tax basis of its units will be treated as an amount received on the sale or exchange of its units and is generally taxable as long-term capital gain (or loss) to the extent of the portion of the unitholder’s units that are held for more than twelve months, and short-

term capital gain or loss to the extent of the portion of the unitholder’s units that are held for twelve months or less.  For this purpose, a unitholder will begin a new holding period in a portion of its units each time the unitholder makes an additional investment in IRET Properties. However, under Section 751(b) of the Internal Revenue Code, to the extent a distribution is considered to be in exchange for a unitholder’s interest in substantially appreciated inventory items or unrealized receivables of IRET Properties, that unitholder may recognize ordinary income rather than a capital gain.  A distribution of property other than cash and marketable securities generally will not result in taxable income or loss to a unitholder.

Voluntary Cash Contributions

Although the treatment of share purchase plans is not entirely clear, if you make a voluntary cash contribution, it is expected that you will be treated for federal income tax purposes as having received a distribution equal to the excess, if any, of the fair market value of the common shares purchased on the date such shares are acquired over the amount of the voluntary cash contribution.  In addition, you will likely be treated as having received a distribution equal to your pro rata share of any brokerage costs incurred by us in connection with the purchase of common shares pursuant to the plan on the open market or in privately negotiated transactions.  You will have a tax basis in shares acquired through voluntary cash contributions pursuant to the plan generally will equal the total amount of distributions you are treated as receiving, as described above, plus the amount of the voluntary cash contribution.

Your holding period for shares (including fractional shares) acquired through voluntary cash contributions under the plan generally will begin on the day after the shares were acquired.

Distributions that you receive as a result of voluntary cash contributions will be taxable as dividends to the extent of our current and accumulated earnings and profits.  Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed the adjusted tax basis of your shares but instead will reduce the adjusted tax basis in your shares.  To the extent that such distributions exceed the adjusted tax basis of your shares, they will be included in your income as capital gain.  In addition, if we designate part or all of our distributions as capital gain distributions, those distributions will be treated by you as long-term capital gains.

Backup Withholding and Administrative Expenses

We may be required to deduct as “backup withholding” twenty-eight percent (28%) of all distributions paid to you, regardless of whether such distributions are reinvested pursuant to the plan, and may be required to deduct backup withholding from all proceeds from sales of common shares held in your account.  You are subject to backup withholding if:  (a) you have failed properly to furnish us with your correct tax identification number, or TIN; (b) the IRS or a broker notifies us that the TIN furnished by you is incorrect; (c) the IRS or a broker notifies us that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.  Backup withholding amounts will be withheld from distributions before such distributions are reinvested under the plan. Therefore, if you are subject to backup withholding, distributions to be reinvested under the plan will be reduced by the backup withholding amount.

If you are a foreign person, you need to provide the required federal income tax certifications to establish your status as a foreign shareholder or unitholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign person whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in common shares will be credited to your account.

Foreign shareholders or unitholders who elect to make voluntary cash contributions only will continue to receive regular cash distributions on shares registered in their names, in the case of shareholders, and units, in the case of unitholders, in the same manner as if they were not participating in this plan. Funds for voluntary cash contributions must be in United States dollars and will be invested in the same way as payments from other participants.

All costs of administering the plan will be paid by us.  Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares.  However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions.  Thus, it is possible that the IRS might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your common shares.  For this or other reasons, we may in the future take a different position with respect to the costs of administering the plan.

Disposition

A gain or loss may be recognized upon your disposition of common shares received from the plan.  You may recognize a gain or loss upon receipt of a cash payment for a fractional common share credited to your account.  The amount of any such gain or loss will be the difference between the amount received for the whole or fractional common shares and the tax basis of the common shares.  Generally, any gain or loss recognized on the disposition of common shares acquired under the plan will be treated for federal income tax purposes as a capital gain or loss.

DISTRIBUTIONS

We currently pay regular quarterly distributions to holders of our common shares and units.  Future distributions will be authorized by our board of trustees and declared by us based upon a number of factors, including the amount of funds from operations, our financial condition, debt service requirements, the dividend requirements for our Series A preferred shares, capital expenditure requirements for our properties, our taxable income, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and other factors our trustees deem relevant.  Our ability to make distributions to our shareholders and unitholders will depend on our receipt of distributions from IRET Properties, our operating partnership, and lease payments from our tenants with respect to our properties, and we can make no assurances to you about our ability to make future distributions.

USE OF PROCEEDS

We will only receive proceeds from the sale by us of common shares pursuant to the plan.  We will not receive any proceeds from the purchase of shares in the open market or in privately negotiated transactions.  Any net proceeds we receive will be used for working capital and other general corporate purposes.  We have no basis for estimating either the number of common shares that may be issued by us under the plan or the prices that we will receive for such common shares.

PLAN OF DISTRIBUTION

The common shares acquired under the plan will be issued by us or will be acquired in the open market or in privately negotiated transactions.  If you acquire common shares through the plan and resell them shortly before or after acquiring them (including covering short positions), under certain circumstances you may be participating in a distribution of securities that would require your compliance with Regulation M under the Exchange Act, and you may be considered to be an underwriter within the meaning of the Securities Act.  We will not extend to you any rights or privileges other than those to which you would be entitled as a participant in the plan, nor will we enter into any agreement with you regarding your purchase of those common shares or any resale or distribution of those common shares.

Any financial intermediary or other person may acquire common shares through the plan at a discount by reinvesting cash distributions or making optional cash investments that are subsequently applied to the purchase of newly issued common shares directly from us, and may capture the discount by reselling the common shares shortly thereafter.  We have not entered into any agreements with any financial intermediary or other person to engage in such arrangements.  We anticipate that the availability of a discount may encourage some participants in the plan to purchase more common shares than they would purchase without a discount, but we have no basis to quantify the extent to which additional common shares will be purchased because of any discount.  We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

We will pay all brokerage commissions and administrative fees in connection with common shares acquired in open market or privately negotiated transactions.  Those participants whose common shares are held by a broker or other nominee most likely will incur some fees and costs.  Brokers and nominees may impose charges or fees in connection with their handling of participation in the plan by nominee and fiduciary accounts.  Additionally, if a participant requests plan shares to be certificated, we may charge a handling fee.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with regard to the issuance of our common shares under the plan have been passed upon by Pringle & Herigstad, P.C., Minot, North Dakota.

 IRET

INVESTORS REAL ESTATE TRUST

4,159,531 Common Shares of Beneficial Interest

_______________

PROSPECTUS

_______________

January 15, 2008